Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
November 7, 2005	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Third Quarter Results up 28%

LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter ended September 30, 2005. Net income increased $206,000 or 28.30% for the third quarter of 2005 to $934,000 compared to the same quarter in 2004, resulting in diluted earnings per share of $0.60, adjusted to give effect for a 5% stock dividend declared on September 18, 2005. The increase was primarily due to a $277,000 increase in net interest income and a $236,000 increase in non-interest income, offset by a $151,000 increase in non-interest expenses. Net income for the first nine months of 2005 was $2.6 million compared to $2.2 million for the same period in 2004, an increase of 17.86%.

LSB President and CEO Randolph F. Williams stated, “I am extremely pleased with our third quarter results. Despite pressure on the net interest margin due to a flattened yield curve and increased competition for loans, our team has done an outstanding job growing the bottom line. We continue to attract new customers who value the personalized, tailor-made solutions that are provided by Lafayette Savings Bank. The 10.91% return on equity for the first nine months of this year ranks us among the top thrifts in Indiana.”

“We continue, however, to have concerns about our local economy. The Indiana Department of Workforce Development unemployment rate for Tippecanoe County increased from 4.0% in May to 4.5% in August. Our non-performing loans are at $8.2 million or 2.44% of our total loans. While over 99% of our non-performing loans are collateralized by real estate property, unfortunately it is taking a great deal of time for these properties to work through the legal system. We are confident, based on our analysis of the non-performing loans, that our reserve levels are adequate to cover anticipated losses.”

The closing market price of LSB stock on November 6, 2005, was $27.19 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)

Selected balance sheet data:	Nine months ended September 30, 2005	Year ended December 31, 2004

Cash and due from banks	$1,552	$2,395
Short-term investments	9,686	6,818
Securities available-for-sale	9,979	7,947
Loans held for sale	138	1,050
Net portfolio loans	332,123	317,877
Allowance for loan losses	2,448	3,098
Premises and equipment, net	6,796	6,750
Federal Home Loan Bank stock, at cost	4,197	4,110
Bank owned life insurance	2,693	2,627
Other assets	5,974	5,471
Total assets	373,138	355,045

Deposits	266,070	256,631
Advances from Federal Home Loan Bank	72,008	66,808
Other liabilities	2,364	1,213

Shareholders’ equity	32,696	30,393
Book value per share	$22.24	$20.26
Equity / assets	8.76%	8.57%
Total shares outstanding	1,480,369	1,437,250

Asset quality data:
Non-accruing loans	$7,684	$4,207
Loans past due 90 days still on accrual	468	484
Other real estate / assets owned	1,306	1,231
Total non-performing assets	9,458	5,922
Non-performing loans / total loans	2.44%	1.46%
Non-performing assets / total assets	2.53%	1.67%
Allowance for loan losses / non-performing loans	30.03%	66.04%
Allowance for loan losses / non-performing assets	25.88%	52.31%
Allowance for loan losses / total loans	0.73%	0.96%
Loans charged off (quarter-to-date and year-to-date, respectively)	$161	$1,520
Recoveries on loans previously charged off	40	17

	Three months ended September 30,		Nine months ended September 30,
Selected operating data:	2005	2004	2005	2004

Total interest income	$5,469	$4,877	$15,891	$14,298
Total interest expense	2,467	2,152	7,061	6,214
Net interest income	3,002	2,725	8,830	8,084
Provision for loan losses	175	125	475	375
Net interest income after provision	2,827	2,600	8,355	7,709
Non-interest income:
Deposit account service charges	468	232	955	667
Gain on sale of mortgage loans	109	104	271	363
Gain on sale of securities	0	0	11	11
Other non-interest income	128	133	560	544
Total non-interest income	705	469	1,797	1,585
Non-interest expense:
Salaries and benefits	1,128	1,099	3,415	3,242
Occupancy and equipment, net	254	262	795	894
Computer service	101	91	327	280
Advertising	114	47	265	228
Other	455	402	1,366	1,176
Total non-interest expense	2,052	1,901	6,168	5,820
Income before income taxes	1,480	1,168	3,984	3,474
Income tax expense	546	440	1,390	1,273
Net income	934	728	2,594	2,201

Weighted average number of diluted shares	1,551,935	1,617,527	1,538,860	1,612,413
Diluted earnings per share	$0.60	$0.45	$1.69	$1.37

Return on average equity	11.50%	9.90%	10.91%	10.18%
Return on average assets	1.01%	0.84%	0.94%	0.86%
Average earning assets	$354,266	$332,681	$350,266	$323,756
Net interest margin	3.39%	3.28%	3.36%	3.33%
Efficiency ratio	58.08%	62.62%	60.76%	61.94%